OMB  APPROVAL  OMB
                                                       Number     3     235-0104
                                                       Expires:  April 30,  1997
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                                     FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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1.  Name  and  Address  of  Reporting  Person

Spears       Donald
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(Last)     (First)     (Middle)

PO BOX 622
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(Street)

 Malvern              AZ          72104
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(City)               (State)          (Zip)

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2.  Date  of  Event  Requiring  Statement

8/31/2000
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(Month/Day/Year)
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3.  I.R.S.  or Social Security Number of Reporting Person(Voluntary)

###-##-####
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4.  Issuer  Name  and  Ticker  or  Trading  Symbol

NxGen Networks, Inc.  ("NXNW")
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5.  Relationship  of  Reporting  Person(s)  to  Issuer  (Check  all  applicable)

(X)  Director
(X)  10%  Owner
(X)  Officer  (give  title  below)
( )  Other  (specify  title  below)

 Secretary
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6.  If  Amendment,  Date  of  Original

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(Month/Day/Year)
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         TABLE  I  -  NON-DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED


1.Title  of  Security      2.  Amount  of       3.   Ownership             4.  Nature  of Indirect
  (Instr.  4)                  Securities           Form:  Direct              Beneficial Ownership
                           Beneficially Owned      (D) or Indirect                  (Instr.5)
                               (Instr.  4)         (I)  (Instr.  5)

Common Stock (Restricted)        250,000                  D

Common Stock (Restricted)        200,000                  I                 Gerry N. Spears

Common Stock (Restricted)        100,000                  I                 Molly Spears Irrevocable Trust

Common Stock (Restricted)         55,000                  I                 Lantag Communications




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          TABLE  II  -  DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED
      (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)

1. Title of Derivative    2.  Date Exercisable   3. Title and Amount of     4.  Conversion   5.  Ownership       6.  Nature of
   Security (Instr. 4)        and Expiration        Securities Underlying       of Exercise      Form of             Indirect
                                   Date             Derivative Security         Price of         Derivative          Beneficial
                             (Month/Date/Year)         (Instr. 4)               Derivative       Security:           Ownership
                           Date          Expir-                    Amount or     Security        Direct (D)          (Instr. 5)
                           Exer-         ation      Title          Number of                     or Indirect
                           cisable       Date                      Shares                       (I) (Instr. 5)



Stock Options                                       Common Stock                                         D


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EXPLANATION  OF  RESPONSES:



                 /s/ Donald Spears                           September 29, 2000
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                 **Signature  of  Reporting  Person                  Date
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**Intentional  misstatements  or  omissions of facts constitute Federal Criminal
Violations.  SEE  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.